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                                                                   EXHIBIT 99(C)

                                ________, 1997


Dear Shareholders:

     A special meeting of shareholders (the "Meeting") of Greater Brazos Valley Bancorp, Inc., a Texas corporation ("Greater Brazos"), will be held at the offices of Commerce National Bank located at 2405 Texas Avenue South, College Station, Texas, on _______, ________, 1997 at 5:30 p.m., Central time. At the Meeting, Greater Brazos' shareholders will consider and vote to approve, ratify, confirm and adopt an Agreement and Plan of Merger pursuant to which it is proposed that Greater Brazos merge (the "Merger") with and into Compass Banks of Texas, Inc. ("Compass Texas"), a Delaware corporation and a wholly-owned subsidiary of Compass Bancshares, Inc., a Delaware corporation ("Compass"). The enclosed Notice of Special Meeting of Shareholders outlines the business to be transacted at the Meeting, and the enclosed Proxy Statement/Prospectus explains the terms of the proposed Merger and provides other information concerning Greater Brazos, Compass Texas and Compass. We urge you to read these materials carefully.

     Your Board of Directors believes that the affiliation of Greater Brazos with Compass through the Merger will enable Greater Brazos to serve its customers and communities better and to compete more effectively with other financial institutions. After the Merger, Greater Brazos' shareholders will own publicly traded stock in a much larger, more diversified financial institution with a history of paying dividends on its common stock.

     For the Merger to become effective, among other conditions described in the Proxy Statement/Prospectus, the holders of at least two-thirds of the outstanding shares of Greater Brazos' common stock must vote in favor of the Merger. THE BOARD OF DIRECTORS OF GREATER BRAZOS RECOMMENDS A VOTE FOR APPROVAL
                                                                    ---
OF THE MERGER.

     You are cordially invited to attend the Meeting. Your Board of Directors cannot stress strongly enough that the vote of every shareholder, regardless of the number of shares owned, is important. FAILURE TO VOTE BY PROXY OR IN PERSON AT THE MEETING IS EQUIVALENT TO A VOTE AGAINST THE MERGER. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE REQUESTED TO COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. If you need assistance in completing your Proxy, please call the undersigned or Mr. Allan Hanson at (409) 693-6930.

                                    Very truly yours,


                                    ____________________________________________
                                    Chairman of the Board

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